Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated October 12, 2007


TOYOTA MOTOR CREDIT CORPORATION
15NC1: 6-Month USD LIBOR Range Accrual Notes (the "Notes")

General
	Issuer:			Toyota Motor Credit Corporation
	Issuer Rating:		Aaa/AAA
	Agent:			Merrill Lynch, Pierce, Fenner & Smith
				Incorporated
	CUSIP:			89233PL87
	Principal Amount:	US $5,000,000 (may be
increased prior to Original Issue Date)
	Trade Date:		October 12, 2007
	Original Issue Date:	October 24, 2007
	Stated Maturity Date:	October 24, 2022
	Issue Price:		100%
	Net Proceeds to Issuer:	100%
	Agent's Discount or Commission:		0.00%.  The Agent
will enter into swap transactions with the Issuer to hedge
the Issuer's obligations under the Notes.
	Reoffer Price:		Par
	Business Days:		New York
	Minimum Denominations:	$100,000 and $1,000
increments thereafter
	Settlement:		DTC
	Form of Note:		Book-entry only
	Calculation Agent:	Merrill Lynch Capital
				Services, Inc.
	Specified Currency:	U.S. Dollars
	Redemption:		The Notes are subject to redemption by
the Issuer, in whole, at par, on October 24, 2008 and on each Interest Payment Date thereafter with 10 calendar days' notice.


Interest
	Reference Rate:		6-Month USD LIBOR-BBA, as taken
from Reuters Page LIBOR01 as of 11:00 a.m. London time.

	Interest Rate:		8.125% * (n/N); where,
		"n" is the total number of New York Business Days in the applicable Interest Calculation Period that the Reference
Rate is within the Reference Rate Range; and
		"N" is the total number of New York Business Days in the applicable Interest Calculation Period.
		For the purpose of calculating the value of "n", for each New York Business Day in an Interest Calculation
Period that is not a London Banking Day, the Reference
Rate will revert to the setting on the previous London
Banking Day.

	Reference Rate Range:	0.00% < Reference Rate <
7.00%
	Interest Payment Dates:	Quarterly, on each
January 24, April 24, July 24 and October 24, commencing with a first interest payment on January 24, 2008.

	Interest Calculation Period:	The quarterly
period from and including the Original Issue Date (in the case of the first Interest Payment Date) or previous
Interest Payment Date, as applicable, to but excluding the next Interest Payment Date.

	Minimum Interest Rate:	0.00%
	Day Count Convention:	30 / 360
	Business Day Convention:Following
	Period End Dates:	Unadjusted
	Rate Cut-off:		The Reference Rate applicable to
the five New York Banking Days prior to the related
Interest Payment Date will be the Reference Rate level for the London Banking Day immediately preceding the start of that five day period, and will remain in effect until the related Interest Payment Date.


Risk Factors
      Investing in the Notes involves a number of risks, including risks associated with an investment in ordinary fixed rate notes. An investment in range accrual notes such as the Notes entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in the Reference Rate, and other events that are difficult to predict and beyond the Issuer's control. Accordingly, prospective investors should consult their financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.

The Amount Of Interest Payable On The Notes Is Uncertain
And Could Be 0.0%.
      No interest will accrue on the Notes with respect to any New York Business Day on which the Reference Rate is outside the Reference Rate Range. For every New York
Business Day on which the Reference Rate is outside the Reference Rate Range, the effective interest rate for the applicable Interest Calculation Period will be reduced, and if the Reference Rate is outside the Reference Rate
Range with respect to an entire Interest Calculation
Period, the effective interest rate for that Interest
Calculation Period will be 0.0%.

The Yield On The Notes May Be Lower Than The Yield On A
Standard Debt Security Of Comparable Maturity.
      The Notes will bear interest at a rate of 0.0% per annum with respect to any New York Business Day on which the Reference Rate is outside the Reference Rate Range.
As a result, if the Reference Rate is outside the Reference Rate Range for a substantial number of New York
Business Days during an Interest Calculation Period, the effective yield on the Notes for such Interest Calculation
Period may be less than what would be payable on conventional, fixed-rate redeemable notes of the Issuer of comparable maturity.

The Reference Rate Applicable To The Five New York
Business Days Prior To The Related Interest Payment Date
Will Be The Reference Rate For The London Banking Day
Immediately Preceding The Start Of That Five Day Period
And Will Remain In Effect For The Remainder Of That
Interest Calculation Period.
      Because the Reference Rate for the London Banking Day immediately preceding the five New York Business Days prior to an Interest Payment Date will be the Reference
Rate for the remainder of the related Interest Calculation
Period, if the Reference Rate for that London Banking Day is not within the Reference Rate Range, no interest will be paid on the Notes with respect to the remaining New
York Business Days in that Interest Calculation Period, even if the Reference Rate on any of the subsequent remaining New York Business Day were actually within the Reference Rate Range.

The Price At Which The Notes May Be Resold Prior To
Maturity Will Depend On A Number Of Factors And May Be
Substantially Less Than The Amount For Which They Were
Originally Purchased.  Some Of These Factors Include:
         *	Changes in the level of the Reference Rate
         *	Volatility of the Reference Rate
         *	Changes in U.S. interest rates

The Historical Performance Of the Reference Rate Is Not An
Indication Of Its Future Performance.
      Historical performance of the Reference Rate should not be taken as an indication of the future performance during the term of the Notes. Changes in the level of the Reference Rate will affect the trading price of the Notes, but it is impossible to predict whether such level will rise or fall.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange
Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling 1-866-500-
5408.

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